Exhibit 20.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

DEBORAH DONOGHUE, Plaintiff, - against - CSX CORPORATION, et al. Defendants,	Civil Action No. 08 Civil 9252 (MGC)

PRELIMINARY ORDER IN CONNECTION
WITH SETTLEMENT PROCEEDINGS

        WHEREAS, on December 16, 2008, the parties to the above-captioned action (the “Action”) entered into a Stipulation of Settlement (the “Stipulation” or the “Settlement”) which has been submitted for review and which, together with the exhibits thereto, sets forth the terms and conditions for the proposed settlement of the Action and all claims in the Amended Complaint and dismissal of the Amended Complaint on the merits and with prejudice, upon the terms and conditions set forth in the Stipulation; and the Court having read and considered the Stipulation and the accompanying documents; and the parties to the Stipulation having consented to the entry of this Order; and all capitalized terms used herein having the meanings defined in the Stipulation,

NOW THEREFORE, IT IS HEREBY ORDERED this 5th day of January, 2009, that:
1.           A hearing (the “Settlement Fairness Hearing”) is hereby scheduled to be held before the Court on March 5, 2009 at 10:00 a.m. in Courtroom 14A at the United States Courthouse, 500 Pearl Street, New York, New York for the following purposes:
a)           to determine whether the proposed Settlement is fair, reasonable and adequate and should be approved by the Court;
b)           to determine whether the Order and Final Judgment, as provided for in the Stipulation, should be entered, dismissing the Amended Complaint herein, on the merits and with prejudice, and to determine whether the release by the Plaintiff and by CSX, as set forth in the Stipulation, should be provided to the Defendants;
c)           to rule on Plaintiff’s application for an attorney’s fee and reimbursement of costs and expenses; and
d)           to rule upon such other matters as the Court may deem appropriate.
2.           The Court reserves the right to approve the Settlement without further notice of any kind and to adjourn the Settlement Fairness Hearing without further notice, other than announcement thereof in open Court at the above time and place.  The Court further reserves the right to enter its Order and Final Judgment approving the Stipulation and dismissing the Complaint as to the Defendants on the merits and with prejudice, regardless of whether it has awarded Plaintiff’s attorney’s fees and reimbursement of costs and expenses.

3.           The Court approves the form, substance and requirements of the “Notice of Pendency of Derivative Action and Hearing on Proposed Settlement and Attorney’s Fee Petition” (the “Notice”), as set forth in and attached as Exhibit B to the Stipulation.
4.           CSX shall cause the Notice, substantially in the form annexed as Exhibit B to the Stipulation, to be mailed by first class mail, postage prepaid, within two days of entry of this order, to all shareholders of CSX who filed a current Form 13F, Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the “SEC”) and place a copy of the Notice on its website.  In addition, the Notice shall be filed with the SEC on a Form 8-K within two days of entry of this Order and CSX shall issue a press release on the same date.
5.           The form and method set forth herein of notifying CSX shareholders and owners of any securities (as defined in Section 3(a)(10) of the Exchange Act) of CSX or of any other security or instrument, the value of which is derived from the value of any CSX equity security, of the Settlement and of its terms and conditions meet the requirements of due process, constitute the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons and entities entitled thereto.
6.           CSX shareholders and owners of any CSX securities (as defined in Section 3(a)(10) of the Exchange Act) of CSX or of any other security or instrument, the value of which is derived from the value of any CSX equity security, shall be bound by all determinations and judgments in this Action, whether favorable or unfavorable.

7.           The Court will consider comments and/or objections to the Stipulation of Settlement, and to the application for an award of an attorney’s fee and reimbursement of costs and expenses to plaintiff’s counsel only if, on or before March 2, 2009, such comments or objections and any supporting papers:  (i) are filed in writing with the Clerk of the Court, United States District Court, 500 Pearl Street, New York, New York 10007, and (ii) copies of all such papers are served upon:
Miranda Schiller
Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153

Attorneys for CSX Disinterested Directors

Attendance at the hearing is not necessary; however, persons wishing to be heard orally in opposition to the approval of the Stipulation and/or the request for attorney’s fees are required to indicate, in their written objection, their intention to appear at the hearing.  Persons who intend to object to the Stipulation and/or counsel’s application for an award of an attorney’s fee and reimbursement of costs and expenses and who desire to present evidence at the Settlement Fairness Hearing, must include in their written objections the identity of any witness they may call to testify and a list of any exhibits they intend to introduce into evidence at the Settlement Fairness Hearing.

        8.           If:  (a) any specified condition to the Settlement set forth in the Stipulation is not satisfied and the satisfaction of such condition is not waived in writing by counsel for the Plaintiff, CSX and the Defendants; (b) the Court rejects, in any respect, the Order and Final Judgment in substantially the form and content annexed to the Stipulation as Exhibit C, and/or counsel for Plaintiff, CSX and the Defendants all fail to consent to entry of another form of order in lieu thereof; (c) the Court rejects the Stipulation, including any amendment thereto approved by each of counsel for Plaintiff, CSX and the Defendants; or (d) the Court approves the Stipulation, including any amendment thereto approved by each of counsel for Plaintiff, CSX and the Defendants, but such approval or Order and Final Judgment is reversed, vacated or modified on appeal and such reversal, vacatur or modification becomes final by lapse of time or otherwise, then, in any such event, the Stipulation (except as to paragraphs 4(c), 6 and 13(a), which shall survive, including any amendment(s) thereto), shall be null and void, of no further force or effect, and without prejudice to any party, and may not be introduced as an admission or other evidence against any party, or referred to in this Action or other actions or proceedings by any person or entity, and each party shall be restored, nunc pro tunc to his, her or its respective position as it existed prior to the execution of the Stipulation.
               9.           The Court retains exclusive jurisdiction over the action to consider all further matters arising out of or connected with the Stipulation or the enforcement thereof, or proceedings in connection therewith.

Dated:    New York, New York
January 5, 2009

/s/ Miriam Goldman Cedarbaum
Miriam Goldman Cedarbaum, U.S.D.J.